Exhibit 99.2

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator:

Good afternoon and welcome to Diodes Incorporated’s first quarter 2013 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Thursday, May 9, 2013. I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Introduction: Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ first quarter 2013 financial results conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, May 9, 2013. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne.

Welcome everyone, and thank you for joining us today.

I am pleased to report that Diodes achieved record quarterly revenue despite the typical seasonal softness in the quarter and the slowdown at certain key OEMs. Our sequential revenue growth was due to the result of our continued design win momentum, as well as one month of revenue contribution from our acquisition of BCD.

Additionally non-GAAP gross profit margin, which excludes an inventory valuation adjustment related to the BCD purchase, improved 60 basis points sequentially and was favorable to our updated guidance due to revenue increases in the higher margin regions of North America and Europe, a better than expected manufacturing recovery following the Chinese New Year holiday, lower gold prices and a more favorable product mix.

Also during the quarter, we finalized our acquisition of BCD on March 5th and the integration to-date has gone smoothly. This transaction was immediately accretive to earnings, excluding purchase price accounting adjustments. We already have begun working through selected BCD product offloads to our internal assembly test facility and will start the conversion to internal production in fourth quarter this year. We expect the conversion of the majority of products that can be converted to internal production to be finished by the end of first quarter next year. We expect to begin benefiting from the cross-selling synergies of the expanded analog offerings late in the fourth quarter of this year.

Overall, I am pleased with the progress we made in the quarter in terms of design win momentum and integration of our recent acquisitions. I believe the first quarter sets the stage for continued growth and margin improvement in the second quarter.

With that, I will now turn the call over to Rick to discuss our first quarter financial results as well as second quarter guidance in more detail.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the first quarter 2013 was $177.0 million, an increase of 8.4 percent over the $163.3 million in the fourth quarter 2012 and an increase of 22.3 percent from the $144.7 million in the first quarter 2012. The sequential increase in revenue was primarily due to one month of revenue contribution from BCD, as well as the result of our continued design win momentum.

GAAP gross profit for the first quarter 2013 was $46.2 million, or 26.1 percent of revenue. As previously disclosed in our mid-quarter guidance press release on March 7th, our guidance did not include the impact of any BCD purchase price accounting adjustments. Based on our subsequent initial valuation of BCD’s acquired assets, GAAP gross profit for the first quarter 2013 included an inventory valuation adjustment related to the BCD purchase totaling $1.8 million.

Excluding this amount, non-GAAP adjusted gross profit was $48.0 million, or 27.1 percent of revenue, compared to GAAP gross profit of $43.2 million, or 26.5 percent, in the fourth quarter 2012, and $33.7 million, or 23.3 percent of revenue, in the first quarter 2012. The 60 basis point sequential improvement and the favorable upside versus our updated guidance in gross profit margin was due mainly to increased revenue in higher margin regions, a better than expected manufacturing recovery following the Chinese New Year holiday, lower gold prices and a more favorable product mix.

GAAP operating expenses for the first quarter were $42.4 million, or 24.0 percent of revenue, which included approximately $900,000 of items related to the BCD acquisition, and $1.9 million related to amortization of acquisition intangibles, compared to $39.7 million, or 24.3 percent of revenue, in the fourth quarter 2012, and $28.2 million, or 19.5 percent of revenue, in the first quarter 2012.

Excluding acquisition related costs, amortization of acquisition intangibles and the gain on the sale of an asset, operating expenses on a non-GAAP basis for the first quarter 2013 were $39.6 million, or 22.4 percent of revenue, compared to $36.5 million, or 22.3 percent of revenue, in the fourth quarter 2012, and $29.2 million, or 20.2 percent of revenue, in the first quarter 2012.

Looking specifically at Selling, General and Administrative expenses for the first quarter, GAAP SG&A was approximately $30.4 million, or 17.2 percent of revenue compared to $28.7 million, or 17.6 percent of revenue in fourth quarter 2012, and $22.1 million , or 15.3% of revenue in first quarter 2012.

Non-GAAP SG&A was $29.5 million, or 16.7 percent of revenue, compared to $27.2 million, or 16.6 percent of revenue, in the fourth quarter, and $22.1 million, or 15.3 percent of revenue, in the first quarter 2012.

Investment in Research and Development for the first quarter on a GAAP and non-GAAP basis was approximately $10.1 million, or 5.7 percent of revenue, compared to $9.3 million, or 5.7 percent of revenue, in the fourth quarter 2012, and $7.2 million, or 5.0 percent of revenue, in the prior year quarter. The increase in R&D reflects our addition of BCD.

Total Other Income amounted to $500,000 for the first quarter. Looking at interest income and expense, we had approximately $850,000 of net interest expense which was more than offset by currency gains, mainly in Europe.

Income Before Taxes and Noncontrolling Interest in the first quarter was $4.3 million on a GAAP basis and $9.0 million on a non-GAAP basis, which excludes the above mentioned acquisition adjustments and other items. This compares to income of $6.6 million in fourth quarter 2012, and $6.2 million in the first quarter 2012.

Turning to income taxes, GAAP income tax expense was $6.6 million and included a $5.4 million China tax audit adjustment for the 2011 tax year. As previously disclosed, the China government audited the high-tech company status of our largest China subsidiary for 2009, 2010 and 2011, which had utilized a preferential tax rate of 15 percent. On April 11th, we were notified by the China government that they had completed their tax audit and concluded that we owed additional tax related to the 2011 tax year in the amount of $5.4 million.

GAAP net loss for the first quarter was $1.9 million, or ($0.04) per share, compared to GAAP net income of $4.1 million, or $0.09 per diluted share, in the fourth quarter 2012, and GAAP net income of $4.9 million, or $0.10 per diluted share, in the prior year quarter. The share count used to compute GAAP earnings per share EPS for the first quarter was 46.0 million shares.

First quarter non-GAAP adjusted net income was $7.5 million, or $0.16 per diluted share, which excluded, net of tax, $2.5 million of items related to the BCD acquisition, $1.5 million of non-cash acquisition related intangible asset amortization costs, and $5.4 million related to the China tax audit adjustment. The fully diluted share count used to compute non-GAAP earnings per share for the first quarter was 47.2 million shares.

We have included in our earnings release a reconciliation of GAAP net loss to non-GAAP adjusted net income, which provides additional details. Included in first quarter GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, of non-cash share-based compensation expense. Excluding share based compensation expense, the GAAP net loss of $0.04 per share would have improved by $0.05 per share and non-GAAP adjusted net income of $0.16 per diluted share would have improved by $0.04 per diluted share.

Cash flow generated from operations was $31 million and free cash flow was $15 million for the first quarter.

Net cash flow was a positive $43 million for the first quarter, including approximately $20 million of BCD’s cash at the end of the quarter.

Turning to the balance sheet, at the end of the first quarter, we had approximately $200 million in cash and cash equivalents. Working capital was approximately $453 million.

At the end of the first quarter, inventory was approximately $182 million, including $40 million of BCD inventory. Excluding BCD, our inventory of $142 million was down approximately $12 million from the fourth quarter 2012, mainly due to a decrease in finished goods. Inventory days were 115. Excluding BCD, days decreased to 112 in the first quarter, compared to 119 days in the last quarter.

At the end of the first quarter, Accounts receivable was approximately $172 million and A/R days were 82, compared to 87 last quarter.

Capital expenditures for the first quarter were $13.2 million, which included $5.6 million related to the expansion of our Shanghai sales and design center. Excluding this amount, capital expenditures were 4.3 percent of first quarter revenue, compared to 5.6 percent in the fourth quarter. We expect capital expenditures to range between 5 and 9 percent of revenue for 2013.

Depreciation and amortization expense for the first quarter was $17.6 million.

Now, turning to our Outlook…

For the second quarter of 2013, we expect continued growth with revenue increasing to between $206 million and $218 million, or up 16 percent to 23 percent sequentially, including the first full quarter of revenue from BCD. GAAP gross profit margin, which will include approximately $4.0 million relating to an inventory valuation adjustment pertaining to the inventory acquired as part of the BCD purchase, is expected to be 27.0 percent, plus or minus 2 percent. Non-GAAP gross profit margin, excluding the inventory valuation adjustment, is expected to be 29.0 percent, plus or minus 2 percent.

In early second quarter 2013, we announced a restructuring of our UK development team and the closure of our New York sales office. We expect that these actions will be completed in second quarter. Restructuring costs included in second quarter 2013 are expected to be approximately $1.7 million, and will provide savings going forward of approximately $3.0 million per year.

GAAP operating expenses are expected to be 23.6 percent of revenue, plus or minus 1 percent. Non-GAAP operating expenses, excluding amortization of intangible expenses, restructuring expenses, and BCD retention bonus accruals, are expected to be 21.3 percent of revenue, plus or minus 1 percent. We expect our income tax rate to range between 14 percent and 20 percent, and shares used to calculate GAAP earnings per share for the second quarter are anticipated to be approximately 47.4 million.

For more detail on the outlook please see our press release.

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon.

Our achievement of 8.4 percent sequential growth and record quarterly revenue was driven by strong increases in North America and Europe, which recovered from a very weak 3Q and 4Q, as well as one month of revenue from BCD. The industrial and communication sectors improved in both of these regions, while computing was slightly better than expected with some expansion in WiFi modules. Although the consumer market was softer, we continued to execute our strategy and capitalize on our strong position in smartphones and tablets with new products and design wins in both devices and chargers.

OEM sales for the quarter were down 8 percent and distributor POS was up 8 percent. It was a strong quarter for POP as distributors began anticipating market improvements and started building required inventory, especially in North America and Europe where inventories had been reduced to minimum levels. Distributor inventory rose 4 percent after two consecutive quarters of decline. Global inventory remained in line and under 3 months.

Turning to Global Sales, Asia represented 79 percent of revenue, North America 11 percent and Europe 10 percent.

Our end market breakout consisted of consumer representing 31 percent of revenue, computing 29 percent, industrial 19, communications 17, and automotive 4 percent. With the completion of our recent acquisitions and differences in market sector reporting, we plan to redo and align our market sector definitions in the second quarter.

In terms of new products and design wins, we had a strong quarter with another revenue record on CMOS LDO’s along with positive momentum in DC-DC converters, LED backlighting, audio, Hall sensors and SBR® from broad-based markets. Design wins also remained strong, and we have a solid pipeline of designs going forward.

Starting with Discrete, product introductions totaled 25 new products across 10 product families, representing a wide range of application segments and markets. There were several important new products introduced for the high-volume portable market space. These were complemented by products targeted at computing, consumer and industrial applications worldwide.

Of particular note is a device launched using Diodes proprietary SBR® technology, which demonstrates leading-class performance in thermally demanding small form-factor portable adapter applications. This product was designed, prototyped, and ramped to full volume production in one quarter for a leading Asian manufacturer of mass market portable devices. This rapid product ramp is a good example of Diodes superior applications know-how, design agility and manufacturing flexibility. We expect further developments in this technology area in the coming quarters.

Also targeted at the portable market space, Diodes further expanded its range of miniature DFN packaged devices with additions to the thermally and space-efficient DFN1006 package. These new devices comprise a range of MOSFET, Schottky and TVS products developed specifically to meet the needs of several of the world’s leading portable device manufactures.

Also new this quarter, we introduced the first two devices in a range of regulator transistors created for telecom, networking and power-over-ethernet applications. These devices minimize footprint by reducing component count and increasing power density, which are two of Diodes core strengths.

Turning to analog new product introductions, which now include the products released by BCD, we introduced 115 new products across 6 product families. New product highlights include the release of several new primary side regulators and a primary side dynamic accelerator targeted for portable chargers and power adapters. The AC/DC power area is an exciting new product space that the acquisition of BCD has opened for Diodes. During the quarter, we secured 18 significant new AC/DC wins for mobile phone charger applications.

Also during the quarter, we added several new DC-DC buck converters, including several synchronous high-speed 3A devices intended to support portable consumer equipment powered from a lithium-ion battery. We racked up several design wins for set-top boxes, modems and flat panel TVs with our family of recently released 2A and 3A light-load, high-efficiency buck converters. With the addition of the low voltage converters, boost converters and DC-DC controllers from our recent PAM and BCD acquisitions, Diodes now offers a broad and effective DC-DC product portfolio. This includes a family of low voltage converters with a strong position on several major WiFi module reference designs.

We also expanded our line of LED backlighting drivers with the addition of product families from PAM and BCD. Our newest linear LED driver provides a simple, cost-effective solution for low current LED lamps that are ideally suited for monitors and flat panel TVs. In addition to backlighting, we secured wins in the offline space with several dimmer and retrofit bulb applications, as well as general illumination wins in the automotive and industrial space for MR-16 retrofit bulbs.

Turning to our Hall Sensor portfolio, we released a line of sensitivity-selectable micropower Hall switches that are offered in a miniature, low profile CSP package. These devices are designed specifically for battery powered consumer applications, such as cell phones and tablet PCs. Sensor design wins during the quarter included several DC fan motor sockets, open/close position sensors for notebook computers, a medical position encoder socket and an energy metering application.

During the quarter we announced the expansion of our standard logic product line with more package options added to our four families of high-speed and advanced high-speed CMOS parts. These new devices are widely used in computing, consumer electronics, domestic appliances, building controls and industrial automation applications. Additionally, the new logic families cover a wide voltage supply range from 2.0 volts through 5.5 volts, which means they will support legacy applications and can be tailored for low voltage and low power applications as well.

In summary, the first quarter represented significant progress and advancement for Diodes. We completed our acquisition of BCD to complement our recent acquisition of PAM. These acquisitions significantly increase Diodes’ presence in the analog market with an expanded product portfolio and have also expanded our sales and customer footprint. Coupling them with Diodes’ new product and design win momentum, positions us well for long-term, profitable growth.

With that, I’ll open the floor to questions - Operator?

Upon Completion of the Q&A…

Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.